Exhibit 1.01
RED CAT HOLDINGS, INC.
CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD JANUARY 1, 2025 TO DECEMBER 31, 2025

I. INTRODUCTION

This Conflict Minerals Report (the “CMR”) for Red Cat Holdings, Inc. (“Red Cat,” the “Company,” “we,” “us,” or “our”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”).

Red Cat is a military technology company that integrates robotic hardware and software. Our flagship products contain electronic components and specialized hardware where certain conflict minerals—specifically tin, tantalum, tungsten, and gold (“3TG”)—are necessary to the functionality or production of the products.

Red Cat is committed to ensuring that its supply chain reflects our core values of integrity and security. As a provider of NDAA-compliant technology to the U.S. Department of Defense, we recognize that ethical sourcing is not only a regulatory requirement but a component of national security and supply chain resilience.

II. REASONABLE COUNTRY OF ORIGIN INQUIRY (RCOI)

In accordance with the Rule, Red Cat conducted a good-faith Reasonable Country of Origin Inquiry (“RCOI”) to determine whether any of the necessary 3TG in our products originated in the Democratic Republic of the Congo or an adjoining country (the “Covered Countries”).

Our Process:

We identified Tier 1 suppliers that provide components (flight controllers, sensors, motors, and airframes) likely to contain 3TG. Our supply chain is complex, and there are many indirect suppliers in the supply chain between us and the mines or locations of origin of our necessary 3TG. Therefore, we must rely on our direct and indirect suppliers to provide information about the origin of the 3TG in our products.

We asked each Impacted supplier to complete the CMRT, which included a series of questions seeking responsive information relating to the use and country of origin of any 3TG necessary to the functionality or production of that product, component or material.

III. DUE DILIGENCE DESIGN

Our due diligence measures have been designed to conform, in all material respects, with the framework in the Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance.

Key Steps in Our Framework:

1.Management Systems: Red Cat maintains a Conflict Minerals Policy and has established an internal team to oversee compliance and supplier engagement.
2.Risk Assessment: We review supplier responses against the RMI’s list of Conformant Smelters and Refiners.
3.Risk Mitigation: We communicate our expectations to suppliers regarding the use of responsible sourcing practices.

Identified risks are reported to members of senior management. Based on guidance from management, the relationship with the impacted supplier is reviewed, and additional communications are conducted with the impacted supplier to obtain clarification and communicate expectations for risk mitigation.

IV. DUE DILIGENCE RESULTS

For the 2025 reporting period, our inquiry focused on our primary manufacturing and integration entities. Our due diligence yielded the following results:

•Supplier Engagement: We received completed CMRTs from 78% of our surveyed Tier 1 suppliers.
•Smelter Identification: Based on the data provided by our responding supply chain, we identified 492 unique smelters and refiners.
•Conformity Status: Of these identified smelters, 65% are currently listed as "Conformant" and 1.78% are currently listed as "Active" by the RMI’s Responsible Minerals Assurance Process (RMAP).

Conclusion:

Notwithstanding our reasonable efforts, some impacted suppliers have not provided sufficient or any responses to our inquiries. We will continue to pursue impacted suppliers who did not submit survey responses, or who submitted incomplete survey responses.

For the applicable reporting period, we were unable to definitively determine the origin of all of the necessary 3TG in our products based on the lack of responses as noted above. In the next reporting period, we will continue to refine our diligence process to improve supply chain transparency. Red Cat has new entities and products that we are working to incorporate into a resilient supply chain.

V. CONTINUOUS IMPROVEMENT

Red Cat intends to take the following steps to improve our due diligence and further mitigate risk:

•Supplier Training: Work more closely with new hardware vendors to ensure they understand RMI reporting standards
•Supply Chain Resilience: Prioritize domestic partners to reduce reliance on high-risk geographic regions.
•Conflict Mineral Policy: Make publicly available our Conflict Mineral Policy and share the policy to our existing and future suppliers.

VI. CONCLUSION

Based on the information provided by our suppliers, Red Cat does not have sufficient information to conclusively determine the countries of origin of the 3TG in all of its products or whether the 3TG originated from recycled or scrap sources. We continue to work with our supply chain to improve the quality and completeness of these disclosures. Red Cat remains committed to continued supplier engagement and the ongoing enhancement of its conflict minerals due diligence processes in support of responsible sourcing objectives.